As filed with the Securities and Exchange Commission on August 14, 2025

Registration No. 333-280444

Registration No. 333-188764

Registration No. 333-208752

Registration No. 333-220953

Registration No. 333-233728

Registration No. 333-258445

Registration No. 333-265774

Registration No. 333-272995

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-280444

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-188764

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-208752

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-220953

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-233728

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-258445

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-265774

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-272995

UNDER

THE SECURITIES ACT OF 1933

STREAMLINE HEALTH SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28132	31-1455414
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2400 Old Milton Pkwy., Box 1353

Alpharetta, GA 30009

(203) 883-9490

(Address of Principal Executive Offices) (Zip Code)

Streamline Health Solutions, Inc. 2025 Omnibus Incentive Compensation Plan
Streamline Health Solutions, Inc. Third Amended and Restated 2013 Stock Incentive Plan

(Full title of the plans)

Bryant J. Reeves, III

Chief Financial Officer

2400 Old Milton Pkwy., Box 1353

Alpharetta, Georgia 30009

(888) 997-8732

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to: David W. Ghegan Cody M. Mathis Troutman Pepper Locke LLP 600 Peachtree Street NE, Suite 3000 Atlanta, Georgia 30308 (404) 885-3139

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE − DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Streamline Health Solutions, Inc., a Delaware corporation (the “Registrant”):

●

Registration Statement on Form S-8 (No. 333‑188764), filed with the SEC on May 22, 2013, pertaining to the registration of 2,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) of the Registrant reserved for issuance under the Streamline Health Solutions, Inc. Third Amended and Restated 2013 Stock Incentive Plan (the “2013 Plan”);

●

Registration Statement on Form S-8 (No. 333‑208752), filed with the SEC on December 24, 2015, pertaining to the registration of (i) an additional 1,600,000 shares of Common Stock of the Registrant reserved for issuance under the 2013 Plan and (ii) 300,000 shares of Common Stock issuable upon the exercise of new employee inducement stock option awards;

●

Registration Statement on Form S-8 (No. 333‑220953), filed with the SEC on October 13, 2017, pertaining to the registration of (i) an additional 300,000 shares of Common Stock of the Registrant reserved for issuance under the 2013 Plan and (ii) 75,000 shares of Common Stock issuable upon the exercise of a new employee inducement stock option award;

●

Registration Statement on Form S-8 (No. 333‑233728), filed with the SEC on September 12, 2019, pertaining to the registration of (i) an additional 1,000,000 shares of Common Stock of the Registrant reserved for issuance under the 2013 Plan and (ii) 225,000 shares of Common Stock issuable under new-employee inducement restricted stock awards;

●

Registration Statement on Form S-8 (No. 333‑258445), filed with the SEC on August 4, 2021, pertaining to the registration of an additional 2,000,000 shares of Common Stock of the Registrant reserved for issuance under the 2013 Plan;

●

Registration Statement on Form S-8 (No. 333‑265774), filed with the SEC on June 22, 2022, pertaining to the registration of an additional 2,000,000 shares of Common Stock of the Registrant reserved for issuance under the 2013 Plan;

●

Registration Statement on Form S-8 (No. 333‑272995), filed with the SEC on June 28, 2023, pertaining to the registration of an additional 1,000,000 shares of Common Stock of the Registrant reserved for issuance under the 2013 Plan; and

●

Registration Statement on Form S-8 (No. 333‑280444), filed with the SEC on June 24, 2024, pertaining to the registration of 6,738,902 shares of Common Stock of the Registrant, which consists of (i) 6,000,000 shares of Common Stock reserved for issuance under the Streamline Health Solutions, Inc. 2024 Omnibus Incentive Compensation Plan (the “2024 Plan”) and (ii) 738,902 shares of Common Stock available for issuance (or which may become available for issuance) under the 2013 Plan.

The number of shares of Common Stock registered under the Registration Statements set forth above have not been adjusted to reflect the 1-for-15 reverse stock split of the issued and outstanding shares of Common Stock effected by the Company on October 4, 2024.

On August 12, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated May 29, 2025, by and among the Registrant, Mist Holding Co., a Delaware corporation and the parent company of Hayes Management Consulting LLC d/b/a MDaudit (“Parent”), and MD BE Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated, as of the date hereof, all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended (the “Securities Act”), including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering, Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 14, 2025. No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act

STREAMLINE HEALTH SOLUTIONS, INC.

By: /s/ Nick Barnes

Nick Barnes

Chief Financial Officer, Treasurer and Secretary